Execution Copy

AMENDED AND RESTATED

QUOTA SHARE REINSURANCE AGREEMENT

BETWEEN

AMTRUST INTERNATIONAL INSURANCE, LTD
HAMILTON, BERMUDA

(hereinafter referred to as the “Company”)

AND

MAIDEN INSURANCE COMPANY, LTD
HAMILTON, BERMUDA

(hereinafter referred to as the “Reinsurer”)

ARTICLE I - BUSINESS REINSURED

The Reinsurer, subject to the terms and conditions hereunder and the exclusions set forth herein, agrees to indemnify the Company, as specified in Article V below, for its Ultimate Net Loss which accrues during the term of this Agreement under any and all binders, policies, or contracts of insurance issued by Affiliates (including as a member or reinsurer of any assigned risk or similar plans) and reinsured by the Company (individually, a “Policy” and, collectively, “Policies”) pursuant to an Underlying Reinsurance Agreement to the extent covering the lines of insurance specified in Schedule A hereto, but not including any Ultimate Net Loss with respect to any risk under any Policy if the applicable ceding Affiliate’s retention with respect to such risk shall be greater than $5,000,000) (all hereinafter referred to as “Covered Business”).  The Company hereby agrees that, if it reinsures binders, policies, or contracts of insurance issued by Affiliates that cover lines of insurance other than those specified in Schedule A hereto (“Additional Business”) or Policies issued by an Affiliate with respect to which the Affiliate’s retention is greater than $5,000,000 (“Excess Retention Business”), it shall offer to the Reinsurer the opportunity to reinsure, on a retrocession basis, all such Additional Business and Excess Retention Business pursuant to this Agreement.  If the Reinsurer elects in its sole discretion to so reinsure any Additional Business or Excess Retention Business, such Additional Business and Excess Retention Business shall be considered “Covered Business” for all purposes, and shall be subject to all of the terms and conditions, of this Agreement, other than (a) the date and time of as of which the reinsurance of such Additional Business or Excess Retention Business shall be effective for purposes of this Agreement and (b) the ceding commission allowed in respect of such Additional Business or Excess Retention Business (only if it would not otherwise constitute Covered Business but for the excess retention), which terms and conditions described in clauses (a) and (b) shall be mutually agreed upon by the Reinsurer and the Company.

ARTICLE II - COMMENCEMENT

This Agreement shall commence effective as of 12:01 a.m., Eastern Standard Time, July 1, 2007 (the “Effective Time”) and shall remain in force thereafter, subject to the terms and conditions for termination stipulated in Article XXI – TERM AND TERMINATION.

ARTICLE III - TERRITORY

This Agreement shall follow the territorial limits of the Covered Business.

ARTICLE IV - DEFINITIONS

A.
“Affiliate” means Rochdale, Wesco, Technology, IGI, AIU, Associated Industries Insurance Company (“AIIC”), Milwaukee Casualty Insurance Co. (“MCIC”), Trinity Universal Insurance Company of Kansas, Inc. (“TUK”), Security National Insurance Company (“SNIC”) and Trinity Lloyd’s Insurance Company (“TLIC”) and each other insurance company more than fifty percent (50%) of the voting securities of which are directly or indirectly controlled by AmTrust Financial Services, Inc. (“AmTrust”), for so long as AmTrust continues to so directly or indirectly control such entity.

B.
“Affiliate Subject Premium” means, for each Affiliate, the gross written premium, as defined in the subject Underlying Reinsurance Agreement, charged by such Affiliate for Covered Business, less the cost of inuring reinsurance net of ceding commission (and, in the case of IGI, less commissions paid by IGI in respect of Policies issued by IGI), but without deduction for any Federal Excise Tax payable by such Affiliate as a result reinsuring Subject Business to the Company.

C.
“Extra Contractual Obligations” means any punitive, exemplary, compensatory or consequential damages, other than Loss in Excess of Policy Limits, paid or payable by the Company as a result of an action against it, or, to the extent reinsured pursuant to an Underlying Reinsurance Agreement, against an Affiliate, by an Affiliate's insured, an assignee of an Affiliate's insured or a third party claimant, by reason of alleged or actual negligence, fraud or bad faith on the part of the Company or any Affiliate in handling a claim under a Policy (whether or not paid) subject to this Agreement, but in each case excluding fraudulent or criminal acts by a director or executive officer of the Company or an Affiliate or criminal acts by the Company or an Affiliate.

D.
“Loss Adjustment Expenses” means court costs, post-judgment interest, and allocated investigation, adjustment and legal expenses of the Company related to and charged to a specific claim file, but shall not include general overhead expenses of the Company or salaries, per diem and other remuneration of the Company’s employees.

E.
“Loss in Excess of Policy Limits” means an amount that the Company would have been contractually obligated to pay had it not been for the limit of the original Policy, as a result of an action against it, or, to the extent reinsured pursuant to an Underlying Reinsurance Agreement, against an Affiliate, by an Affiliate's insured, an assignee of an Affiliate's insured or a third party claimant, by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in trial of any action against its insured or in the preparation or prosecution of an appeal consequent upon such action, but in each case excluding fraudulent or criminal acts by a director or executive officer of the Company or an Affiliate or criminal acts by the Company or an Affiliate.

F.	Intentionally Omitted.

G.
“Subject Premium” means, for each Affiliate, the percentage of the premium ceded to the Company under the Underlying Reinsurance Agreement to which such Affiliate is a party equal to forty percent (40%) of the Affiliate Subject Premium, in respect of Covered Business in accordance with the terms of the Underlying Reinsurance Agreements, to the extent the Affiliates shall have collected such premiums, and whether or not such Affiliates shall have remitted such premiums to the Company.

H.
“Ultimate Net Loss” means the sum actually paid or to be paid by the Company to Affiliates in settlement of losses for which the Company is liable in accordance with the terms of an Underlying Reinsurance Agreement, after making deductions for all inuring reinsurance (whether inuring to the benefit of the Company or to an Affiliate), whether or not collectible by an Affiliate or by the Company, and all Recoveries, and shall include payments to Affiliates for Loss Adjustment Expenses, Extra Contractual Obligations and Loss in Excess of Policy Limits (subject to the limitations specified in Article XXII hereof).

I.
"Underlying Reinsurance Agreement" means each of (a) that certain AmTrust Intercompany Reinsurance Agreement, effective June 1, 2006, by and among Technology Insurance Company, Inc. ("Technology"), Rochdale Insurance Company ("Rochdale"), Wesco Insurance Company ("Wesco") and the Company, (b) that certain 70% Whole Account Quota Share Reinsurance Agreement, effective as of July 1, 2006, by and between IGI Insurance Company Limited ("IGI") and the Company, (c) that certain Quota Share Reinsurance Agreement, effective as of May 1, 2007, by and between AmTrust International Underwriters, Ltd. ("AIU") and the Company, and (d) any other reinsurance agreement entered into from time to time after the date hereof by and between an Affiliate, as ceding company, including without limitation AIIC, and the Company, as reinsurer.

ARTICLE V - LIABILITY OF THE REINSURER

A.
Commencing as of the Effective Time, except as otherwise provided on Schedule A, as now stated and as amended from time to time with respect to Additional Business and Excess Retention Business, the Company hereby agrees to cede to the Reinsurer, and the Reinsurer agrees to accept and reinsure, the Ultimate Net Loss of the Company equal to forty percent (40%) of the Affiliate Ultimate Net Loss with respect to Covered Business ceded to the Company by each Affiliate, subject to all other terms and conditions set forth in this Agreement.   For purposes of this Agreement, "Affiliate Ultimate Net Loss" means the sum actually paid or to be paid by such Affiliate in settlement of losses for which it is liable in respect of the Covered Business, after making deductions for all inuring reinsurance (other than reinsurance with any direct or indirect subsidiary of AmTrust), whether collectible or not, and all Recoveries.  Without limiting the generality of the foregoing, the Reinsurer shall be liable for its proportionate share of any experience-related premium rebates or credits to policyholders under Policies of workers compensation insurance, and shall benefit proportionately to the extent any such policyholder pays any additional premiums as a result of the experience under such Policies.

B.
If an Affiliate Change in Control or Affiliate Run-Off Event occurs with respect to any Affiliate, the Reinsurer shall be entitled to elect not to reinsure Covered Business related to Policies issued or renewed by such Affiliate (“Applicable Covered Business”) effective as of such Affiliate Change in Control or Affiliate Run-Off Event (the “Election Effective Date”).  Such election shall be in writing (an “Affiliate Run-Off Notice”), and shall be given not later than thirty (30) days following the date on which the Reinsurer has actual knowledge that the Affiliate Change in Control or the Affiliate Run-Off event (as applicable) shall have occurred.  Subject to the immediately following sentence, if the Reinsurer makes such an election, all reinsurance hereunder of Applicable Covered Business that is in force as of the Election Effective Date shall remain in full force and effect until the applicable expiration date, anniversary date, or prior termination date of the Policies attributable to the Applicable Covered Business (the “Run-Off Policies”).  The Company shall be entitled to notify the Reinsurer, within thirty (30) days following delivery to it of the Affiliate Run-Off Notice, that the Reinsurer shall not be liable for any Ultimate Net Loss arising out of the Run-Off Policies to the extent such Ultimate Net Loss occurs, accrues or arises on or after the Election Effective Date and, if the Company makes such election, the Reinsurer shall, within thirty (30) days following the date of such election, return to the Company the unearned premium attributable to the Run-Off Policies in force as of the Election Effective Date, less the unearned portion of the ceding commission paid thereon.

C.	For purposes of this Agreement:

1.
an “Affiliate Change of Control” will be deemed to occur with respect to an Affiliate when either (a) an individual person, corporation or other entity, or a group of commonly controlled persons, corporations or entities, acquires, including through merger, directly or indirectly, more than fifty percent (50%) of the voting securities of such Affiliate or obtains the power to vote (directly or through proxies) more than fifty percent (50%) of the voting securities of such Affiliate, except if such individual person, corporation or other entity is under common control with the Affiliate, or (b) AmTrust no longer directly or indirectly controls the power to vote more than fifty percent (50%) of the voting securities of such Affiliate; provided that in no event shall the acquisition, including through merger, of more than fifty percent (50%) of the voting securities of AmTrust or of the power to vote (directly or through proxies) more than fifty percent (50%) of the voting securities of AmTrust, or the merger, combination or amalgamation of AmTrust into any person, or similar transaction pursuant to which AmTrust shall not be the surviving entity, be deemed a "Affiliate Change of Control".

2.	An “Affiliate Run-off Event” shall be deemed to have occurred as to an Affiliate if:

(a)           such Affiliate ceases writing new or renewal business and elects to run off its existing business or an insurance or other regulatory authority orders such party to cease writing new or renewal business; or

(b)           such Affiliate becomes insolvent, or has been placed into liquidation or receivership (whether voluntary or involuntary), or there have been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy or other agent known by whatever name, to take possession of its assets or control of its operations; or

D.
No more frequently than quarterly the Company shall, and shall cause each ceding Affiliate under an Underlying Reinsurance Agreement to, provide to the Reinsurer and its representatives reasonable access, on reasonable advance notice and during business hours, to its claims files with respect to Covered Business.  The Reinsurer shall have the right, but not the obligation, to consult with the Company and such Affiliate regarding the handling of any disputed or contested claim.

ARTICLE VI - PREMIUM AND CEDING COMMISSION

A.
As consideration for entering into this Agreement, the Company shall transfer to the Reinsurer, not later than October 30, 2007, the portion of premium attributable to Covered Business ceded to the Company by each Affiliate equal to the Subject Premium that is unearned as of the Effective Time (the "Initial Premium").  The Reinsurer shall be entitled to verify the accuracy of the amount of Initial Premium so transferred and shall be entitled to dispute such amount if it has reason to believe in good faith that the Company improperly or inaccurately calculated such amount.

B.
Subject to and in accordance with the terms of Article VII, in addition to the payment of the Initial Premium, during the term of this Agreement, the Company shall cede to the Reinsurer the Subject Premium.  .

C.
The Reinsurer shall allow the Company a 31% commission on all Subject Premium ceded hereunder and attributable to Covered Business.  Ceding commissions are as described on Schedule B.  The Company and the Reinsurer acknowledge and agree that the commission payable hereunder shall be subject to appropriate adjustments if Additional Business is reinsured hereunder as described in Section B of Article I hereof.  The Company shall allow the Reinsurer return commission on return premiums at the rate in effect when the return premiums were originally ceded to the Reinsurer.  It is expressly agreed that the ceding commission allowed the Company includes provision for all commissions, taxes, assessments (other than assessments based on losses of an Affiliate, as a ceding company under an Underlying Reinsurance Agreement) and all other expenses of whatever nature of the Company and Affiliates, except loss adjustment expense.

ARTICLE VII - ACCOUNTS, REPORTS AND REMITTANCES

Within thirty (30) days following the end of each calendar quarter, the Company shall report to the Reinsurer:

A.	Affiliate Subject Premium, by Affiliate and by line of Covered Business, for the quarter

B.	Ceded Subject Premium, by Affiliate and by line of Covered Business, for the quarter;

C.	Ceding commission thereon;

D.	Ceded Ultimate Net Loss in respect of Covered Business, by Affiliate and by line of Covered Business, as of the end of the quarter;

E.	Reinsurer’s share of Recoveries made by Company during the quarter, as determined in accordance with Article VIII hereof; and

F.	The balance due to or from the Reinsurer as determined by subtracting the sum of (C) and (D) from the sum of (B) and (E).

The Company shall provide, and shall cause all Affiliates to provide, to the Reinsurer all information respecting premiums and losses, including reserves, as reasonably requested by the Reinsurer, including without limitation such information as is reasonably necessary to enable the Reinsurer to maintain and adjust the balance of the collateral to be provided pursuant to the terms of Article XXIII of this Agreement.

If the amount calculated pursuant to paragraph F above is negative, the Reinsurer shall remit to the Company the absolute value of such amount within fifteen (15) days following the Company’s submission of the quarterly report to the Reinsurer.  If the amount calculated pursuant to paragraph F above is positive, the Company shall remit such amount to the Reinsurer simultaneously with the Company’s submission of the quarterly report to the Reinsurer.

ARTICLE VIII - RECOVERIES

The Company shall pay to or credit the Reinsurer with the Reinsurer’s portion of any recovery connected with an Ultimate Net Loss obtained from salvage, subrogation or other insurance (collectively, "Recoveries"), and such amount shall be paid or credited to the Reinsurer when obtained irrespective of the termination of this Agreement.  Expenses allocated to the Company by Affiliates in connection with obtaining Recoveries shall be apportioned between the Company and the Reinsurer in the proportion that the benefit to each party from such Recoveries bears to the total amount of the Recovery.

ARTICLE IX - OFFSET

The Company or the Reinsurer may offset any balance, whether on account of premium, commission, claims or losses, Loss Adjustment Expenses, Recoveries or any other amount due from one such party to the other such party under this Agreement.  The right of offset shall not be affected by the insolvency of the Company or the Reinsurer.

ARTICLE X –PREMIUM TAXES

The Company shall be liable for all taxes on premiums paid to it with respect to the business reinsured pursuant to the Agreement.

ARTICLE XI - EXCISE TAXES

The Company shall be liable for the U.S. federal insurance excise tax ("FET") (as imposed under section 4371 of the Internal Revenue Code) to the extent premium paid by it to the Reinsurer under this Agreement is subject to the FET.  The Company acknowledges and agrees that the net amount of Subject Premium due to the Reinsurer hereunder (being the Reinsurer’s proportionate share of Subject Premium less the ceding commission described in Article VI hereof) shall not be reduced as a result of or in order to pay such Federal Excise Tax, if any.

ARTICLE XII - ERRORS AND OMISSIONS

The Reinsurer shall not be relieved of liability because of an error or accidental omission by the Company in reporting any claim, loss, or any business reinsured under this agreement, provided that the error or omission is rectified promptly after discovery. The Reinsurer shall be obligated only for the return of the premium paid for business reported but not reinsured under this Agreement.

ARTICLE XIII - AMENDMENTS

The terms and conditions contained in this Agreement may be changed, altered or amended as the parties may agree, provided such change, alteration or amendment is evidenced by Addendum to this Agreement executed by the Company and the Reinsurer.

ARTICLE XIV - ACCESS TO RECORDS

The Company shall comply with the Reinsurer’s reasonable request for any information relating to this Agreement. Additionally, the Reinsurer, or its authorised representatives, shall have the right to inspect at any reasonable time at the offices of the Company and the Affiliates (or that of service providers), and shall be permitted to make and retain copies of, all papers, books, accounts, documents, claims files and other records of the Company and the Affiliates relating to this Agreement, and in connection therewith the Company shall make available to the Reinsurer responsible representatives of the Company and the Affiliates upon reasonable prior notice.  The Reinsurer’s right of inspection shall continue to exist after the termination of this Agreement.

ARTICLE XV – INTENTIONALLY OMITTED

ARTICLE XVI - ARBITRATION

A.
As a condition precedent to any right of action hereunder, any dispute arising out of the interpretation, performance or breach of this Agreement, including the formation or validity thereof (each, a "Dispute"), shall be submitted for decision to a panel of three arbitrators.  Notice requesting arbitration shall be in writing and sent certified or registered mail, return receipt requested.

B.
Each party shall choose one arbitrator and the two arbitrators shall, before instituting the hearing, choose an impartial third arbitrator who shall preside at the hearing.  If either party fails to appoint its arbitrator within thirty (30) days after being requested to do so by the other party, which request shall be made by certified or registered mail, the latter may appoint the second arbitrator and then notify the other party by certified or registered mail of its appointment.

C.
If the first two arbitrators are unable to agree upon the third arbitrator within thirty (30) days of their appointment, each arbitrator shall name three candidates within ten days thereafter, two of whom shall be declined by the other arbitrator within fifteen days after receiving their names, and within five days the choice shall be made between the two remaining candidates by drawing lots.  All arbitrators shall be disinterested active or former executive officers of insurance or reinsurance companies or Underwriters at Lloyd’s.

D.
Within thirty (30) days after notice of appointment of all arbitrators, the panel shall meet and determine timely periods for briefs, discovery procedures and schedules for hearings. The panel shall be relieved of all judicial formality and shall not be bound by the strict rules of procedure and evidence.  Unless the panel agrees otherwise, arbitration shall take place in New York, New York, but the venue may be changed when deemed by the panel to be in the best interest of the arbitration proceeding.  Insofar as the arbitration panel looks to substantive law, it shall consider the law of the New York.  The decision of any two arbitrators when rendered in writing shall be final and binding.  The panel is empowered to grant interim relief as it may deem appropriate.

E.
The panel shall make its decision considering the custom and practice of the applicable insurance and reinsurance business as promptly as possible following the termination of hearings.  Judgment upon the award may be entered in any court having jurisdiction thereof.  Except as provided above, arbitration shall be based, insofar as applicable, upon the then most current version of the Procedures for the Resolution of U.S. Insurance and Reinsurance Disputes provided by ARIAS US.

F.
Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the cost of the third arbitrator. In the event that both arbitrators are chosen by one party, the fees of all arbitrators shall be equally divided between the parties.  The panel shall allocate the remaining costs of the arbitration.

ARTICLE XVII - APPLICABLE LAW

This Agreement shall be governed by the laws of the State of New York, without regard to any conflicts of law principles thereof that would call for the application of the laws of any other jurisdiction.

ARTICLE XVIII - NO THIRD-PARTY BENEFICIARIES

The acceptance of risks under this Agreement will create no right or legal relation between the Reinsurer and any third party or person having an interest of any kind in the Policies or the Underlying Reinsurance Agreements retroceded under this Agreement, including without limitation any Affiliate.

ARTICLE XIX - FOLLOW THE FORTUNES

The Reinsurer’s liability shall attach simultaneously to that of the Company and all reinsurance for which the Reinsurer shall be liable by virtue of this Agreement shall be subject in all respects to the same risks, terms, rates, conditions, interpretations, assessments, waivers, and the same modifications, alterations and cancellations, as the Policies to which this Agreement relates.

ARTICLE XX - CURRENCY

All premium and loss payments hereunder shall be in the currency designated in the applicable Underlying Reinsurance Agreement.

ARTICLE XXI - TERM AND TERMINATION

A.
This Agreement shall remain in effect until three years following the Effective Time, and shall automatically renew for successive three-year periods thereafter, unless the Reinsurer or Company elects to terminate this Agreement effective as of the expiration of any such three-year period.  If the Reinsurer or Company elects to so terminate this Agreement, it shall give written notice to the other party hereto not less than nine months prior to the expiration of any such three-year period.

B.
Notwithstanding the provisions of Section A of this Article XXI, the Reinsurer may terminate this Agreement in the event of any of the following (clauses 1 through 5 below, collectively, the “Company Termination Events”) by written notice to the Company no later than thirty (30) days (or in the case of a Company Termination Event described in subsection B(1) below, ten (10) days) following actual knowledge of the applicable Company Termination Event by the Reinsurer:

1.           the Company is thirty (30) or more days in arrears on payment due to the Reinsurer under this Agreement, and has not cured such breach within thirty (30) days following written notice thereof from the Reinsurer (unless the amount not so paid is the subject of a good faith dispute) (a “Company Payment Default”);

2.           the Company has ceased writing new or renewal business and has elected to run off its existing business or an insurance or other regulatory authority has ordered such party to cease writing new or renewal business;

3.           the Company has become insolvent, or has been placed into liquidation or receivership (whether voluntary or involuntary), or there have been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy or other agent known by whatever name, to take possession of its assets or control of its operations;

4.           a Company Change of Control has occurred.  For purposes of this Agreement, a “Company Change of Control” will be deemed to occur with respect to the Company when either (a) an individual person, corporation or other entity, or a group of commonly controlled persons, corporations or entities, acquires, including through merger, directly or indirectly, more than fifty percent (50%) of the voting securities of the Company or obtains the power to vote (directly or through proxies) more than fifty percent (50%) of the voting securities of the Company, except if such individual person, corporation or other entity is under common control with such Company, or (b) AmTrust no longer directly or indirectly controls the power to vote more than fifty percent (50%) of the voting securities of the Company; provided that in no event shall the acquisition, including through merger, of more than fifty percent (50%) of the voting securities of AmTrust or of the power to vote (directly or through proxies) more than fifty percent (50%) of the voting securities of AmTrust, or the merger, combination or amalgamation of AmTrust into any person, or similar transaction pursuant to which AmTrust shall not be the surviving entity, be deemed a "Company Change of Control"; or

5.           the combined shareholders' equity of the Company and the Affiliates is reduced to 50% or less of the amount of such shareholders’ equity at either the inception of this Agreement or at the latest renewal or anniversary date of this Agreement.

Termination as a result of a Company Payment Default shall be effective upon not less than ten (10) days prior written notice from the Reinsurer to the Company, and termination as a result of any other Company Termination Event shall be effective upon not less than thirty (30) days prior written notice from the Reinsurer to the Company.  For greater certainty, the Reinsurer may not terminate this Agreement as a result of a Company Termination Event unless such event is continuing on the date it delivers its notice of termination to the Company.

C.
Notwithstanding the provisions of Section A of this Article XXI, the Company may terminate this Agreement, in the event of any of the following (clauses 1 through 6 below, collectively, the “Reinsurer Termination Events”) by written notice to the Reinsurer no later than thirty (30) days (or in the case of a Reinsurer Termination Event described in subsection B(1) below, ten (10) days) following actual knowledge of the applicable Reinsurer Termination Event by the Company:

1.           the Reinsurer is thirty (30) or more days in arrears on payment due to the Company under this Agreement or its obligations under Article XXIII and the Reinsurer has not cured such breach within thirty (30) days following written notice thereof from the Company (unless the amount not so paid is the subject of a good faith dispute) (a “Reinsurer Payment Default”);

2.           the Reinsurer has ceased writing new or renewal business and has elected to run off its existing business or an insurance or other regulatory authority has ordered the party to cease writing new or renewal business;

3.           the Reinsurer has become insolvent, or has been placed into liquidation or receivership (whether voluntary or involuntary), or there have been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy or other agent known by whatever name, to take possession of its assets or control of its operations;

4.           a Reinsurer Change of Control has occurred.  For purposes of this Agreement, a “Reinsurer Change of Control” will be deemed to occur when either (a) an individual person, corporation or other entity, or a group of commonly controlled persons, corporations or entities, acquires, including through merger, directly or indirectly, more than fifty percent (50%) of the voting securities of the Reinsurer or obtains the power to vote (directly or through proxies) more than fifty percent (50%) of the voting securities of the Reinsurer, except if such individual person, corporation or other entity is under common control with the Reinsurer or (b) Maiden Holdings, Ltd. no longer directly or indirectly controls the power to vote more than fifty percent (50%) of the voting securities of the Reinsurer;

5.           the Reinsurer's shareholders' equity is reduced to 50% or less of the amount of its shareholders’ equity at either the inception of this Agreement or at the latest renewal or anniversary date of this Agreement; or

6.           the Reinsurer fails to maintain an A.M. Best rating of A- or better.

Termination as a result of a Reinsurer Payment Default shall be effective upon not less than ten (10) days prior written notice from the Company to the Reinsurer, and termination as a result of any other Reinsurer Termination Event shall be effective upon not less than thirty (30) days prior written notice from the Company to the Reinsurer.  For greater certainty, the Company may not terminate this Agreement as a result of a Reinsurer Termination Event unless such event is continuing on the date the applicable Company delivers its notice of termination to the Reinsurer.

D.
Following the effective date of the termination of this Agreement as described in Sections A, B or C of this Article XXI, all reinsurance hereunder of Covered Business shall remain in force until the expiration date, anniversary date, or prior termination date of all Policies included therein, unless, not later than thirty (30) days following such effective date of termination of this Agreement, the Company shall elect that the Reinsurer shall not be liable for any Ultimate Net Loss that occurs, accrues or arises on or after the effective date of termination.  If the Company shall make such election, within thirty (30) days following the date of such election, the Reinsurer shall return to the Company the unearned premium applicable to such Policies in force at the time and date of termination, less the unearned portion of the ceding commission paid thereon.

ARTICLE XXII – EXTRA CONTRACTUAL OBLIGATIONS AND LOSS IN EXCESS OF POLICY LIMITS

A.	The Reinsurer shall indemnify the Company for the Reinsurer’s quota share portion of Extra-Contractual Obligations and Loss in Excess of Policy Limits.

B.
The Reinsurer shall receive the benefit of its proportionate share of recoveries from any other form of insurance or reinsurance that protects the Company or any Affiliate against any loss or liability covered under this Article XVII, which shall be deducted from the total amount of any Extra-Contractual Obligation and/or Loss in Excess of Policy Limits in determining the amount of Extra-Contractual Obligation and/or Loss in Excess of Policy Limits that shall be indemnified under this Article XXII.

C.	The Company shall be indemnified in accordance with this Article XXII to the extent that indemnification of the Company or subject Affiliate is permitted by applicable law.

ARTICLE XXIII – UNAUTHORIZED REINSURANCE

A.
If the Company is unauthorized or otherwise unqualified in any state or other United States jurisdiction, and if, without security in a form acceptable to the insurance regulatory authorities having jurisdiction over an Affiliate, a financial penalty to such Affiliate, arising from the inability to make a reduction to liabilities for the reinsurance ceded to the Company or the recording of a liability for unauthorized reinsurance, would result on any statutory statement or report such Affiliate is required to make or file with such insurance regulatory authorities or a court of law in the event of insolvency, the Reinsurer will timely fund or provide for the Reinsurer’s share of security for the Obligations (as defined below) under the Underlying Reinsurance Agreement with such Affiliate by:

1.           lending assets to the Company on terms and conditions that shall be mutually acceptable to the Company and the Reinsurer (a “Loan”), provided, however, that the terms and conditions of the Loan shall be consistent with the terms and conditions set forth in Exhibit B to that certain First Amendment, dated as of September 17, 2007, to the Master Agreement, dated as of July 3, 2007, by and between AmTrust and Maiden Holdings, Ltd.;

2.           transferring to the Company assets (the "Reinsurer Trust Assets") for deposit into one or more trust accounts established or to be established by Company for the sole benefit of such Affiliate (each, a “Trust Account”) with a trustee (the “Trustee”), which Trustee shall be at the time a Trust Account is established, and shall continue to be, a member of the Federal Reserve System and shall not be a parent, subsidiary or affiliate of the Reinsurer, Company or such Affiliate, pursuant to a trust agreement meeting the applicable requirements of the jurisdictions having regulatory authority over each applicable Affiliate (each a “Trust Agreement”);

3.           delivering one or more clean, unconditional and irrevocable letters of credit to such Affiliate (each, a "Letter of Credit") in form and substance satisfying the requirements of the jurisdictions having regulatory authority over such Affiliate; and/or

4.           requesting that the Company cause such Affiliate to withhold Subject Premium in lieu of remitting Affiliate Subject Premium to the Company (the "Subject Withheld Funds", together with any other Affiliate Subject Premium that shall be withheld under an Underlying Reinsurance Agreement, the “Withheld Funds”) in accordance with the terms of the Underlying Reinsurance Agreement with such Affiliate.

For the avoidance of doubt, the Reinsurer shall be permitted to elect any or a combination of the above forms of security, provided that the aggregate value of the security funded or provided by the Reinsurer equals the Reinsurer's proportionate share of the Obligations.  The Company and the Reinsurer acknowledge and agree that, as of the date of execution of this Agreement, the Reinsurer intends to satisfy this obligation in the form of a Loan.

B.	The “Obligations” referred to herein means, as to each Affiliate, the then current (as of the end of each calendar quarter) sum of:

1.           The amount of ceded Ultimate Net Loss for which the Company is responsible to such Affiliate but has not yet paid;

2.           The amount of ceded reserves for Ultimate Net Loss (including without limitation ceded reserves for claims reported but not resolved and losses incurred but not reported) for which the Company is responsible to such Affiliate; and

3.           The amount of ceded reserves for unearned Affiliate Subject Premiums attributable to such Affiliate.

C.	With respect to the Trust Accounts, the following shall apply:

1.           The Reinsurer shall transfer Reinsurer Trust Assets to the Company, and the Company shall immediately upon receipt thereof transfer to the Trustee, for deposit into the applicable Trust Account, such Reinsurer Trust Assets, to be held in trust by the Trustee for the benefit of such Affiliate as security for the payment of the Reinsurer's proportionate share of the Obligations to such Affiliate.  The Reinsurer Trust Assets shall be maintained in the Trust Account as long as the Reinsurer continues to remain liable for its proportionate share of such Obligations; provided however, that all Reinsurer Trust Assets shall be maintained in a sub-account of the Trust Account separate and apart from any other assets deposited therein by the Company.  For each Trust Account in which Reinsurer Trust Asset shall be deposited, the Company shall authorize and direct the Trustee to timely provide to the Reinsurer all account statements and other notices to be delivered to the Company under the related Trust Agreement.

2.           The Reinsurer agrees that the Reinsurer Trust Assets shall be valued according to their current fair market value and shall consist only of currency of the United States of America, certificates of deposit issued by a United States bank and payable in United States legal tender, and investments of the types permitted by the insurance regulatory authorities with jurisdiction over the applicable Affiliate in regards to security provided with respect to the obligations of an unauthorized or unqualified reinsurer (“Authorized Investments”).  The Company agrees that the Reinsurer Trust Assets will be managed for the Company by AII Insurance Management, Ltd. (“AIM”) in accordance the terms of and pursuant to the Asset Management Agreement dated July 3, 2007 entered into by Reinsurer and AIM (the “Asset Management Agreement”) and, by executing this Agreement (solely for purposes of this Section C(2)), AIM acknowledges and agrees to the provisions of this Section C(2).

3.           The Reinsurer, prior to transferring the Reinsurer Trust Assets to the Company, shall execute all assignments and endorsements in blank, and shall transfer legal title to the Company of all shares, obligations or any other assets requiring assignments, in order to permit the Reinsurer to transfer to the Trustee such Reinsurer Trust Assets for deposit into the Trust Account.

4.           All settlements of account between the Company and an Affiliate with respect to Reinsurer Trust Assets shall be made in cash or its equivalent.

5.           The Reinsurer acknowledges that the Reinsurer Trust Assets may be withdrawn by such Affiliate at any time, notwithstanding any provisions in the Underlying Reinsurance Agreement to which such Affiliate is a party, provided that such Affiliate has agreed in such Underlying Reinsurance Agreement that such withdrawn assets shall be applied and utilized by such Affiliate or any successor of such Affiliate by operation of law, including, without limitation, any liquidator, rehabilitator, receiver or conservator of such Affiliate, without diminution because of the insolvency of such Affiliate or the Company, only for the following purposes:

(a)
to reimburse such Affiliate for the Company’s share of any Ultimate Net Loss paid by such Affiliate but not received from the Company or for unearned premiums due to such Affiliate but not otherwise paid by the Company with respect to the business reinsured hereunder; or

(b)
to make payment to the Company of any amounts held in the Trust Accounts established for the benefit of such Affiliate that exceed 102% of the Company’s Obligations to such Affiliate (less the undrawn balance available under any Letter(s) of Credit for the benefit of such Affiliate and less the fair market value of the Withheld Funds of such Affiliate); or

(c)	to pay any other amounts the Affiliate claims are due under the Underlying Reinsurance Agreement or

(d)
where such Affiliate has received notification of termination of a Trust Account in which Reinsurer Trust Assets are held, and where the Obligations under the related Underlying Reinsurance Agreement remain unliquidated and undischarged ten (10) days prior to such termination, to withdraw amounts equal to such Obligations (less the undrawn balance available under any Letter(s) of Credit for the benefit of such Affiliate and less the fair market value of the Withheld Funds of such Affiliate) and deposit such amounts in a separate account, in the name of such Affiliate, in any United States bank or trust company, apart from its general assets, in trust for such uses and purposes specified in subparagraphs (a) and (b) above as may remain executory after such withdrawal and for any period after such termination.

D.
The Reinsurer acknowledges that any Letter(s) of Credit provided by it pursuant hereto for the benefit of an Affiliate may be drawn upon by such Affiliate at any time, notwithstanding any provisions in the Underlying Reinsurance Agreement to which such Affiliate is a party, provided that such Affiliate has agreed in such Underlying Reinsurance Agreement that any amounts drawn shall be applied and utilized by such Affiliate or any successor of such Affiliate by operation of law, including, without limitation, any liquidator, rehabilitator, receiver or conservator of such Affiliate, without diminution because of the insolvency of such Affiliate or the Company, only for the following purposes:

1.           to pay or reimburse the Affiliate for the Company's share of any premiums returned to the owners of Policies on account of cancellations of such Policies;

2.           to pay or reimburse the Affiliate for the Company's share of Ultimate Net Loss paid or payable by the Affiliate under the terms and provisions of the Policies;

3.           to pay any other amounts the Affiliate claims are due under the Underlying Reinsurance Agreement; and

4.           to fund an account with the Affiliate in an amount at least equal to the deduction, for reinsurance ceded as to such Affiliate's Policies, for the uses and purposes described in clauses 1, 2 and 3 above.  Such amount shall include, but not be limited to, amounts for policy reserves, reserves for claims and losses incurred (including losses incurred but not reported), loss adjustment expenses, and unearned premiums.

E.	With respect to assets to be returned to the Reinsurer, the following shall apply:

1.           The Company, at the written request of the Reinsurer, shall use commercially reasonable efforts to seek the applicable Affiliate’s approval to withdraw all or any part of the Reinsurer Trust Assets from the Trust Account established for the benefit of such Affiliate and shall transfer such assets to the Reinsurer, provided that the withdrawal conforms to the following requirements:

(a)
the Reinsurer shall, at the time of any such withdrawal, deliver to the Company, for deposit by the Company into such Trust Account, other Authorized Investments having a market value equal to the market value of the assets withdrawn from such Trust Account, and

(b)
after such withdrawal, transfer, and deposit into such Trust Account, the market value of assets in the Trust Accounts established for the benefit of such Affiliate is no less than 102% of the Obligations to such Affiliate (less the undrawn balance available under any Letter(s) of Credit for the benefit of such Affiliate and less the fair market value of the Withheld Funds of such Affiliate).

2.           The Company, at the request of the Reinsurer, shall use its best efforts to seek each Affiliate's approval to permit an amendment to, or to surrender and replace, a Letter of Credit, provided that, after such amendment or surrender and replacement, the remaining undrawn balance, if any, of such Letter of Credit, plus the fair market value of assets in Trust Accounts established for the benefit of such Affiliate, plus the fair market value of the Withheld Funds of such Affiliate, plus the undrawn balance of any other Letters of Credit for the benefit of such Affiliate, is not less 102% of the Obligations to such Affiliate.

3.           If an Affiliate returns to the Company excess assets withdrawn from the Trust Account established for such Affiliate, excess amounts drawn on a Letter of Credit, or an excess portion of the Withheld Funds, the Company shall immediately return to the Reinsurer its proportionate share of such excess assets.

4.           If, as of any date of determination, and with respect to any Affiliate, the sum of (w) the fair market value of the Reinsurer Trust Assets for the benefit of such Affiliate, (x) the undrawn balance of any Letters of Credit for the benefit of such Affiliate provided by the Reinsurer pursuant to Section A of this Article XXIII, (y) the fair market value of any separate account established by such Affiliate as described in Section C(5)(d) or D(4) of this Article XXIII, and (z) the Subject Withheld Funds of such Affiliate (the “Aggregate Collateral Value”), exceeds the Reinsurer’s share of the Obligations to such Affiliate (the excess Aggregate Collateral Value, the "Excess Collateral Value"), the Company shall, with respect to such excess collateral, at its option, undertake one or more of the following:

(a)           a withdrawal of such Reinsurer Trust Assets and the payment of withdrawn Reinsurer Trust Assets to the Reinsurer pursuant to Section E(1) of this Article XXIII,

(b)           payment to the Reinsurer of an amount in cash;

(c)           payment to the Company by such Affiliate of Withheld Funds, and the payment to the Reinsurer of its proportionate share thereof;

(d)           a payment to the Company by such Affiliate from any separate account or accounts established by such Affiliate as described in Sections C(5)(d) and D(4) of this Article XXIII, and the payment to the Reinsurer of its proportionate share thereof; and/or

(e)           the amendment or replacement of any of such Letters of Credit, with the consent of the Reinsurer, not to be unreasonably withheld, to reduce the undrawn balance of such Letters of Credit after giving effect to such amendment or replacement;

provided that the aggregate amount of such payments to the Reinsurer pursuant to (a) through (d) above plus such reduction in the undrawn balance of the Letters of Credit pursuant to (e) above shall at least equal the Excess Collateral Value.  The Aggregate Collateral Value and the Reinsurer’s share of the Obligations shall be calculated (separately as to each Affiliate) as of the last day of each calendar quarter during the term of this Agreement, and the Excess Collateral Value, if any, resulting from such calculations shall be remitted to the Reinsurer not later than the forty-fifth (45th) calendar day following the end of such calendar quarter.

5.           In the event that any Affiliate withdraws Reinsurer Trust Assets from a Trust Account, draws on a Letter of Credit and/or utilizes Subject Withheld Funds in excess of the Reinsurer’s proportionate share of the Obligations, in excess of the amount payable by the Reinsurer to the Company with respect to such Obligations, or other than for the purposes described in Sections C(5) and D of this Article XXIII, the Company shall reimburse Reinsurer immediately for the amount of the excess or the misapplied amount (as the case may be), taking into account any payments made by the Company to the Reinsurer pursuant to Section E(4) of this Article XXIII.

6.           If an Affiliate withdraws Reinsurer Trust Assets from a Trust Account, or draws on a Letter of Credit, and deposits such assets in a separate account as described in Sections C(5)(d) and D(4) of this Article XXIII, the Company shall pay to the Reinsurer, not later than 15 calendar days following the end of each calendar month during the term of this Agreement, an amount equal to all dividends, interest and other income earned on the assets held in such account during such month, except to the extent that such dividends, interest or other income relate to assets of the Reinsurer for which the Company has made payment to the Reinsurer pursuant to Paragraph 3 or 4 of this Article XXIII(E) and except to the extent that the Aggregate Collateral Value at such time is less than the Reinsurer’s share of the Obligations to such Affiliate; provided that any such payment shall be net of the Reinsurer’s proportionate share of fees of the Trustee with respect to Reinsurer Trust Assets and shall be reduced by the amount of any unpaid fees or expenses then due and payable under the Asset Management Agreement .

F.
The Company, upon receipt and not less frequently than quarterly, will provide to the Reinsurer statements prepared by the Affiliates for the purpose of showing the Company’s Obligations in respect of each Affiliate and a statement prepared by Company showing the Reinsurer’s proportionate share thereof.  If the Reinsurer’s share thereof exceeds the market value of the security provided by the Reinsurer to the Company for such Affiliate as required by in Section A of this Article XXIII, the Reinsurer will, within fifteen (15) days of receipt of the statements, provide additional security of such types with respect to the Reinsurer’s proportionate share of the Obligations to such Affiliate(s).

G.
If the Company  is unauthorized or otherwise unqualified in any jurisdiction outside of the United States, and if, without security, a financial penalty to an Affiliate domiciled outside of the United States would result on any statutory statement or report it is required to make or file with the insurance regulatory authority having jurisdiction over such Affiliate or a court of law in the event of insolvency, the Reinsurer will timely secure the Reinsurer’s share of the Obligations in form and substance satisfying the requirements of the insurance regulatory authority having jurisdiction over such Affiliate.

ARTICLE XXIV - SERVICE OF SUIT

Subject to Article XVI, it is agreed that the Company and Reinsurer have the right to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer or remand of a case to another court as permitted by the laws of the United States or of any state in the United States.

It is further agreed that the Company may serve process upon the Reinsurer by serving:

A Person indicated by the Company in a written notice to the Reinsurer within five (5) days of the date hereof.

The right of the Company to bring suit as provided herein shall be limited to a suit brought in its own name and for its own account.

ARTICLE XXV - MISCELLANEOUS

A.
Entire Agreement.  This Agreement contains the entire agreement between the parties hereto relating to the subject matter hereof and supersedes and replaces all oral statements and prior writings with respect thereto.

B.	Assignment. Neither party may assign any of its rights or obligations hereunder without the prior written consent of the other party.

C.
Counterparts.  This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but will not be effective until each party has executed at least one counterpart.  Each counterpart will constitute an original of this Agreement, but all the counterparts will together constitute but one and the same instrument.  All signatures of the parties to this Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such Party whose signature it reproduces and will be binding upon such Party.

D.
Waiver.  Except as otherwise expressly set forth in this Agreement, there shall be no waiver of any breach of the terms of this Agreement, nor waiver of any right, remedy, power or privilege conferred by this Agreement, except as notified in writing by the party waiving to the other party, or as otherwise expressly provided for in this Agreement.  Notwithstanding this, and for the avoidance of doubt:

1.           any waiver of a breach of any term of this Agreement or of any default hereunder shall not be deemed a waiver of any subsequent breach or default and shall in no way affect the other terms of this Agreement; and

2.           no failure to exercise and no delay on the part of any party in exercising any right, remedy, power or privilege of that party under this Agreement and no course of dealing between the parties shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any right, remedy, power or privilege.  The rights and remedies provided by this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

E.	Headings. The headings of the Articles of this Agreement are inserted for convenience only, and shall not affect the meaning or construction of any provision of this Agreement.

F.
Notices.  Any notice and other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission (and immediately after transmission confirmed by telephone), or sent by certified, registered or express mail, postage prepaid; provided, however, that the party delivering a communication by facsimile transmission shall retain the electronically generated confirmation of delivery, showing the telephone number to which the transmission was sent and the date and time of the transmission.  Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (and immediately after transmission confirmed by telephone), or, if mailed, on the date shown on the receipt therefor, as follows (or to such other address or facsimile number as the party shall furnish the other party in accordance with this paragraph):

If to the Company, to:

AmTrust International Insurance, Ltd.
Suite 102 Washington Mall
7 Reid Street
Hamilton HM 11
Bermuda
Tel: 441.292.6564
Fax: 441.292.5796

With a copy to:

AmTrust Financial Services, Inc.
59 Maiden Lane, 6th Floor
New York, NY 10038
Tel: 212.220.7120
Fax: 212.220.7130
Attention: General Counsel

If to the Reinsurer, to:

Maiden Insurance Company, Ltd.
7 Reid Street
Hamilton HM 11
Bermuda
Attention:  CFO
Tel:  441-295-5225
Fax:

With a copy to:

Conyers Dill and Pearman
Clarendon House
2 Church Street
PO Box HM 666
Hamilton HM CX
Bermuda
Attention:  Christopher Garrod, Esq.
Tel:  (441) 295 1422
Fax:  (441) 292 4720

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties hereto, by their respective duly authorized officers, have executed this QUOTA SHARE REINSURANCE AGREEMENT, in duplicate, as of the dates recorded below:

AMTRUST INTERNATIONAL INSURANCE, LTD.

By:	/s/ Michael Bott

Dated:

MAIDEN INSURANCE COMPANY, LTD.

By:	/s/ Michael Tait

Dated:

AII INSURANCE MANAGEMENT, LTD.
(solely for the purposes of Section C(2) of Article XXIII hereof)

By:	/s/ Michael Bott

Dated:

[Quota Share Reinsurance Agreement]

Schedule A

Lines of Insurance Covered Under this Agreement

A.	Covered Business as of Effective Time

All lines of business classified by the Company as:

1.	Workers’ Compensation

2.
Extended Warranty and Specialty Risk, which includes Mechanical Breakdown, Accidental Damage, Theft, Gap and Creditor and Payment Protection, and coverages which are substantially similar to those listed herein or any current business classified by the Company as Extended Warranty and Specialty Risk.

3.
Specialty Middle-Market Property and Casualty (as reported by AmTrust in its filings with the U.S. Securities Exchange Commission) placed through program underwriting agents, which includes General Liability, Commercial Property, Commercial Automobile Liability, and Auto Physical Damage, and other substantially similar commercial property and casualty coverages.

B.	Additional Business and Excess Retention Business

1.	French Latent Defects Business.

This is Excess Retention Business written by AmTrust International Underwriters, Ltd. (“AIU”).  This program provides coverage to real estate developers for the costs of repairing building defects which affect the structural integrity of the building in such a way that the building cannot be used (“dommages ouvrages” or “DO”).  French law requires all developers to maintain DO coverage and decennial liability (“DL”) insurance.  AIU offers policies which provide maximum coverage limits of ˆ7.5 per unit and ˆ15 million per policy.

The Effective Time for the cession and reinsurance of Excess Retention DO policies is July 1, 2007.

The ceding commission is 31%.

2.	Unitrin Unearned Premium

The Company agrees to cede and Reinsurer agrees to accept and reinsure, the Ultimate Net Loss equal to 100% of the Affiliate Ultimate Net Loss (net of inuring reinsurance with respect to unearned premium (“UBI UEP”) assumed by Technology, MCIC, TUK, SNIC and TLIC from Trinity Universal Insurance Company as of June 1, 2008 and ceded to Company in connection with AmTrust’s acquisition of Unitrin, Inc.’s Unitrin Business Insurance unit (“UBI”).

The Effective Time for cession and reinsurance of UBI UEP is June 1, 2008.

The ceding commission is 34.375%.

3.	Retail Commercial Package Business

Effective June 1, 2008, the Company shall cede and the Reinsurer shall accept and reinsure Retail Commercial Package Business, as defined by the Company.

4.	The ceding commission for Retail Commercial Package Business is 34.375%.

Schedule B

The Reinsurer shall allow the Company a 31% commission on all Subject Premium ceded hereunder and attributable to Covered Business, except that the Reinsurer shall allow the Company a 34.375% commission on the UBI UEP and Subject Premium related to Retail Commercial Package Business.